UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010

LAXAI PHARMA, LTD.
(Exact name of Registrant as specified in charter)

Israel	0-17788	N/A
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

8905 Regents Park Drive, Suite 210, Tampa, FL		33647
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (813) 293-3534

NEXGEN BIOFUELS, LTD.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

                 OSR Holding Corp. (“Holding”), a wholly owned subsidiary of Laxai Pharma, Ltd., formerly known as NexGen Biofuels, Ltd. (the “Registrant”), has entered into an addendum to the Asset Purchase Agreement (the “APA”) signed on March 3, 2010 with the seller which will reduce the consideration due by up to $750,000 plus provide a cost reduction in salary for a savings of up to $315,000 over the next 3-yrs.

The adjustment to the purchase price and other consideration for the acquisition will be adjusted as follows:

1.
There will be no earn out payment of up to $750,000 which was otherwise due, subject to meeting certain financial performance metrics, in three installments of up to $250,000 each on December 31, 2010, December 31, 2011, and December 31, 2012.

2.	Four Million Three Hundred Thousand (4,300,000) additional ordinary shares of the Registrant will be issued to the seller Mr. Vamsidhar Maddipatla.

3.
Existing note of $473,159 which carries an interest rate of prime + 3.25% p.a that is currently due has been converted to a convertible note matures and converts to common shares @ $0.05/share on March 31, 2011, if not paid.

4.	Existing note of $250,000 note has an option to convert in to common shares @ $0.05/share at the option of Mr. Vamsidhar Maddipatla.

5.
Mr. Vamsi Maddipatla converted his employment agreement which currently pays @ $225,000 per year plus benefits in to a Consulting agreement @ $120,000 per year with his limited liability company VM Global, LLC. Through the same agreement, he is also eligible for a 5% success fee on the enterprise value of the acquisition targets he refers or helps the company acquire or any equity received by the company through sources he introduces.

6.
Company also entered in to Share purchase agreement and Unit purchase agreements with OSR Solutions, Inc and OSR Enterprises, LLC respectively which are currently owned by Mr. Vamsidhar Maddipatlain exchange for the assumption of total existing liabilities of $183,742 from Bank of America and PNC Bank. OSR Enterprises, LLC has a prime vendor relationship with a large pharmaceutical company with current revenues of approximately $120,000 annually which management expects to increase.

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Item 9.01               Financial Statements and Exhibits

Description of Exhibit

Addendum to the Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2010 LAXAI PHARMA, LTD.

By:	/s/ Ram Ajjarapu
Ram Ajjarapu
Executive Chairman

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